                                                                    Exhibit 99.1

                         REPORT OF INDEPENDENT AUDITORS

To the Partners of
Michigan Transco Holdings, L.P.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income, partners' capital and cash flows present fairly, in all material respects, the financial position of Michigan Transco Holdings, L.P. and its subsidiary at December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended December 31, 2005 and December 31, 2004 and the periods December 10, 2003 to December 31, 2003, and January 1, 2003 to December 9, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 1 to the consolidated financial statements, effective December 10, 2003, there was a change in ownership in substantially all of the partnership's capital resulting in the establishment of a new basis of partnership accounting. As a result, the financial information as of and for the periods after the change in ownership (December 10, 2003) is presented on a different cost basis than for the periods before the change in ownership and therefore, are not comparable.

     As discussed in Note 2 to the financial statements, the Partnership has restated its consolidated statement of cash flows for the year ended December 31, 2004 and for the periods December 10, 2003 to December 31, 2003, and January 1, 2003 to December 9, 2003.

PricewaterhouseCoopers LLP

Chicago, IL
April 7, 2006

                 MICHIGAN TRANSCO HOLDINGS, LIMITED PARTNERSHIP

                           CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 2005 AND 2004
                                 (IN THOUSANDS)

                                                                     2005       2004
                                                                   --------   --------
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents ...................................   $  4,388   $  3,732
   Restricted cash .............................................      4,327      3,054
   Accounts receivable .........................................        625        608
   Unbilled revenue ............................................      8,967      8,611
   Inventory ...................................................      5,702      5,798
   Prepaid expenses ............................................        909        731
                                                                   --------   --------
   Total current assets ........................................     24,918     22,534
                                                                   --------   --------
PROPERTY, PLANT AND EQUIPMENT:
   Plant in service ............................................    328,481    301,323
   Construction work in progress ...............................     25,065     13,789
   Other plant .................................................      5,264      4,334
                                                                   --------   --------
   Total property, plant and equipment .........................    358,810    319,446
                                                                   --------   --------
   Accumulated depreciation and amortization ...................    (22,316)   (10,442)
                                                                   --------   --------
   Net property, plant and equipment ...........................    336,494    309,004
                                                                   --------   --------
OTHER ASSETS:
   Regulatory assets ...........................................     68,254     60,985
   Goodwill ....................................................     82,044     82,044
   Other assets ................................................      6,287      6,595
                                                                   --------   --------
   Total other assets ..........................................    156,585    149,624
                                                                   --------   --------
TOTAL ASSETS ...................................................   $517,997   $481,162
                                                                   ========   ========
LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
   Accounts payable ............................................   $ 13,229   $  8,833
   Accrued liabilities .........................................      5,561      5,692
   Accrued interest ............................................         28         29
   Current portion of long-term interest bearing obligations ...      4,500      5,400
   Revolving credit facility ...................................     13,800      3,200
                                                                   --------   --------
   Total current liabilities ...................................     37,118     23,154
                                                                   --------   --------
NON-CURRENT LIABILITIES:
   Long-term debt ..............................................    265,000    265,000
   Other long-term interest bearing obligations ................     25,757     28,496
   Asset retirement obligation .................................      1,058         --
   Regulatory liability ........................................      3,549      1,906
   Deferred credits ............................................        575        618
   Other .......................................................         59         --
                                                                   --------   --------
   Total non-current liabilities ...............................    295,998    296,020
                                                                   --------   --------
COMMITMENTS AND CONTINGENCIES (Notes 6 and 7)
TOTAL LIABILITIES ..............................................    333,116    319,174
                                                                   --------   --------
PARTNERS' CAPITAL ..............................................    184,881    161,988
                                                                   --------   --------
TOTAL LIABILITIES AND PARTNERS' CAPITAL ........................   $517,997   $481,162
                                                                   ========   ========

   The accompanying notes are an integral part of these consolidated financial statements.

                 MICHIGAN TRANSCO HOLDINGS, LIMITED PARTNERSHIP

           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
             FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004 AND THE
             PERIODS DECEMBER 10, 2003 (DATE OF NEW PARTNERSHIP) TO
            DECEMBER 31, 2003 AND JANUARY 1, 2003 TO DECEMBER 9, 2003
                                 (IN THOUSANDS)

                                                                         DECEMBER 10, 2003  |  JANUARY 1, 2003
                                                                          TO DECEMBER 31,   |   TO DECEMBER 9,
                                                     2005       2004             2003       |        2003
                                                   --------   --------   -----------------  |  ---------------
                                                                                            |
OPERATING REVENUES:                                                                         |
   Transmission revenue ........................   $ 99,788   $ 94,938         $ 5,320      |      $ 85,166
   Ancillary and other revenue .................      7,964      6,521             169      |         2,461
                                                   --------   --------         -------      |      --------
   Total operating revenues ....................    107,752    101,459           5,489      |        87,627
                                                   --------   --------         -------      |      --------
OPERATING EXPENSES:                                                                         |
   Operation and maintenance ...................     43,951     42,462           2,029      |        34,507
   General and administrative ..................      9,945      8,388             678      |         6,796
   Taxes other than income taxes ...............      7,438      7,066             407      |         6,339
   Depreciation and amortization ...............     10,574      9,996             467      |         9,567
                                                   --------   --------         -------      |      --------
   Total operating expenses ....................     71,908     67,912           3,581      |        57,209
                                                   --------   --------         -------      |      --------
OPERATING INCOME ...............................     35,844     33,547           1,908      |        30,418
                                                   --------   --------         -------      |      --------
OTHER INCOME (EXPENSE):                                                                     |
   Allowance for equity funds used during                                                   |
      construction .............................        954        493              10      |            22
   Other income ................................        213        108              --      |            58
   Interest expense ............................    (14,118)   (13,081)         (1,097)     |       (16,660)
                                                   --------   --------         -------      |      --------
   Total other income (expense) ................    (12,951)   (12,480)         (1,087)     |       (16,580)
                                                   --------   --------         -------      |      --------
NET INCOME .....................................     22,893     21,067             821      |        13,838
                                                   --------   --------         -------      |      --------
OTHER COMPREHENSIVE INCOME:                                                                 |
   Unrealized gain on derivative instruments ...         --         --              --      |         4,702
                                                   --------   --------         -------      |      --------
COMPREHENSIVE INCOME ...........................   $ 22,893   $ 21,067         $   821      |      $ 18,540
                                                   ========   ========         =======      |      ========

   The accompanying notes are an integral part of these consolidated financial statements.

                 MICHIGAN TRANSCO HOLDINGS, LIMITED PARTNERSHIP

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
             FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004 AND THE
             PERIODS DECEMBER 10, 2003 (DATE OF NEW PARTNERSHIP) TO
            DECEMBER 31, 2003 AND JANUARY 1, 2003 TO DECEMBER 9, 2003
                                 (IN THOUSANDS)

                                                                                    ACCUMULATED
                                                                         TOTAL         OTHER
                                                  GENERAL    LIMITED   PARTNERS'   COMPREHENSIVE
                                                  PARTNER   PARTNERS    CAPITAL    INCOME (LOSS)     TOTAL
                                                  -------   --------   ---------   -------------   --------
BALANCE, JANUARY 1, 2003 ......................   $  929    $ 65,825    $ 66,754     $(16,529)     $ 50,225
Net income ....................................    1,492      12,346      13,838           --        13,838
Unrealized gain from derivative instruments ...       --          --          --        4,702         4,702
                                                  ------    --------    --------     --------      --------
BALANCE, DECEMBER 9, 2003 .....................   $2,421    $ 78,171    $ 80,592     $(11,827)     $ 68,765
                                                  ======    ========    ========     ========      ========

-----------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 10, 2003 ....................   $   --    $     --    $     --     $     --      $     --
Initial equity in reformed partnership ........      100     130,000     130,100           --       130,100
Capital contributions .........................       --      10,000      10,000           --        10,000
Net income ....................................       --         821         821                        821
Other comprehensive income ....................       --          --          --           --            --
                                                  ------    --------    --------     --------      --------
BALANCE, DECEMBER 31, 2003 ....................   $  100    $140,821    $140,921     $     --      $140,921
Net income ....................................    1,102      19,965      21,067           --        21,067
Other comprehensive income ....................       --          --          --           --            --
                                                  ------    --------    --------     --------      --------
BALANCE, DECEMBER 31, 2004 ....................   $1,202    $160,786    $161,988     $     --      $161,988
Net income ....................................    2,073      20,820      22,893           --        22,893
Other comprehensive income ....................       --          --          --           --            --
                                                  ------    --------    --------     --------      --------
BALANCE, DECEMBER 31, 2005 ....................   $3,275    $181,606    $184,881     $     --      $184,881
                                                  ======    ========    ========     ========      ========

   The accompanying notes are an integral part of these consolidated financial statements.

                 MICHIGAN TRANSCO HOLDINGS, LIMITED PARTNERSHIP

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004 AND THE
             PERIODS DECEMBER 10, 2003 (DATE OF NEW PARTNERSHIP) TO
            DECEMBER 31, 2003 AND JANUARY 1, 2003 TO DECEMBER 9, 2003
                                 (IN THOUSANDS)

                                                                                       DECEMBER 10, | JANUARY 1,
                                                                                          2003 TO   |   2003 TO
                                                                                       DECEMBER 31, | DECEMBER 9,
                                                                 2005        2004          2003     |     2003
                                                               --------   ----------   ------------ | -----------
                                                                          (RESTATED)   (RESTATED)   | (RESTATED)
                                                                                                    |
CASH FLOWS FROM OPERATING ACTIVITIES                                                                |
   Net income ..............................................   $ 22,893    $ 21,067     $     821   |  $ 13,838
Adjustments to reconcile net income to net cash provided                                            |
   by operating activities:                                                                         |
   Depreciation and amortization ...........................     14,018      13,346           670   |    12,305
   Amortization of debt issuance costs .....................        468         461            18   |     1,568
   Deferral of regulatory asset ............................     (7,269)     (7,726)         (461)  |    (7,236)
   Allowance for equity funds used during construction .....       (954)       (493)          (10)  |       (22)
   Interest accrual on other long-term interest bearing                                             |
      obligations ..........................................      1,798       1,489            90   |     1,479
Changes in working capital items                                                                    |
   (Increase) decrease in accounts receivable ..............        (17)        803          (186)  |       305
   (Increase) decrease in unbilled revenue .................       (356)     (1,032)         (214)  |     1,093
   (Increase) decrease in prepaid expenses .................       (178)        134           594   |     1,466
   Decrease (increase) in inventory ........................         96         260           295   |       (15)
   Increase (decrease) in accounts payable .................      3,646         898         4,131   |    (8,204)
   (Decrease) increase in accrued interest .................         (1)       (876)       (1,363)  |     2,247
   Changes in other assets and liabilities .................       (275)      2,225        (1,331)  |    (4,199)
                                                               --------    --------     ---------   |  --------
   Net cash provided by operating activities ...............     33,869      30,556         3,054   |    14,625
                                                               --------    --------     ---------   |  --------
CASH FLOWS FROM INVESTING ACTIVITIES:                                                               |
   Expenditures for property, plant and equipment ..........    (37,103)    (26,142)       (1,588)  |   (14,721)
   Additions to restricted cash ............................     (1,273)     (1,206)           --   |      (933)
                                                               --------    --------     ---------   |  --------
   Net cash used by investing activities ...................    (38,376)    (27,348)       (1,588)  |   (15,654)
                                                               --------    --------     ---------   |  --------
CASH FLOWS FROM FINANCING ACTIVITIES:                                                               |
   Borrowings under (repayment of) revolving credit                                                 |
      facility .............................................     10,600       3,200        (8,000)  |     3,000
   Issuance of long-term debt ..............................         --          --       265,000   |        --
   Debt issuance costs .....................................         --          --        (5,410)  |        --
   Repayment of long-term debt .............................         --          --      (249,838)  |    (1,897)
   Repayment of other long-term interest bearing                                                    |
      obligations ..........................................     (5,437)     (4,491)           --   |    (2,163)
   Early termination of derivative instrument ..............         --          --       (11,827)  |        --
   Contributions from partners .............................         --          --        10,000   |        --
                                                               --------    --------     ---------   |  --------
   Net cash provided (used) by financing activities ........      5,163      (1,291)          (75)  |    (1,060)
                                                               --------    --------     ---------   |  --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS .......        656       1,917         1,391   |    (2,089)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD ...........      3,732       1,815           424   |     2,513
                                                               --------    --------     ---------   |  --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD .................   $  4,388    $  3,732     $   1,815   |  $    424
                                                               ========    ========     =========   |  ========


   The accompanying notes are an integral part of these consolidated financial statements.

                 MICHIGAN TRANSCO HOLDINGS, LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   OVERVIEW AND THE PARTNERSHIP

OVERVIEW

     Michigan Transco Holdings, Limited Partnership, a Michigan limited partnership ("MTH"), was formed by Trans-Elect Michigan, LLC, a Michigan limited liability company ("TE Michigan"), and SFG-V Inc., a Delaware corporation ("SFG"), to purchase the electric transmission facilities of Consumers Energy Company ("Consumers"). TE Michigan is a subsidiary of Trans-Elect, Inc. ("TE"). TE is an independent, for-profit company that focuses solely on the acquisition of transmission systems from investor-owned utilities and other transmission owners and on the construction of new transmission facilities. SFG is a subsidiary of GE Capital Services Structured Finance Group, Inc.

     Michigan Electric Transmission Company was originally formed on April 1, 2001 as a subsidiary of Consumers following a request to, and the approval of, the Federal Energy Regulatory Commission (the "FERC") and the Michigan Public Service Commission ("MPSC") to transfer the ownership and control of Consumers' electric transmission facilities to a wholly owned subsidiary. On April 30, 2002, Michigan Electric Transmission Company was merged into Michigan Electric Transmission Company, LLC ("METC"). On May 1, 2002, MTH purchased METC from Consumers pursuant to a Membership Interest Purchase Agreement between Consumers and MTH.

     METC is a federally regulated electric transmission-only business that transmits electricity to over two-thirds of the State of Michigan's lower peninsula, covering an area of approximately 18,800 square miles with a population of approximately six million people at December 31, 2005 (unaudited). METC's transmission-related assets include approximately 5,400 circuit miles of 345 kV and 138 kV transmission lines, towers, poles, circuit breakers, conductors, substations, transformers and other equipment (unaudited). METC provides transmission service on an open-access basis, offering service to its current customers and others that are eligible to purchase such services. METC is MTH's sole operating subsidiary.

     For the years ended December 31, 2005 and 2004 and the periods December 10, 2003 to December 31, 2003 and January 1, 2003 to December 9, 2003, approximately 73%, 81%, 80% and 82% of METC's revenues were derived from services provided to Consumers. The remainder of METC's revenues consists of network revenues derived from transmission service to municipal electric utilities, rural electric cooperatives, power marketers and other retail service providers and non-network revenues consisting of point-to point transmission revenues, scheduling, system control and dispatch revenues, and ancillary service revenues.

     METC is part of a regional electric grid that is interconnected with its surrounding neighbors and is also part of a consortium that provides emergency assistance and coordination of operations and planning for bulk power supply, with energy interchanged at nine interconnections. Additionally, METC is a North American Electric Reliability Council ("NERC") balancing authority and a member of the Michigan Electric Coordinated System ("MECS"), which allows METC's transmission system to simultaneously import more than 3,200 MW of electricity. METC is also a member of the Midwest Independent Transmission System Operator, Inc. ("MISO"), which is the FERC's designated Regional Transmission Organization ("RTO") for portions of the Midwest region. MISO maintains functional control over certain METC activities, such as customer scheduling and tariff administration, and reviews plans concerning the extension and upgrade of the regional transmission system and system reliability.

THE PARTNERSHIP

     On May 1, 2002, TE Michigan and SFG entered into the Agreement of Limited Partnership of Michigan Transco Holdings, Limited Partnership (the "Predecessor Partnership"). Under the partnership agreement, TE Michigan, the general partner, held a 15% interest in MTH, and SFG, the limited partner, held the remaining 85% interest in MTH. The partners contributed $55.1 million in capital upon initiation of the Predecessor Partnership. SFG's capital contribution of $55.0 million was paid in cash while TE Michigan's capital contribution was made in the form of services provided to the Predecessor Partnership that were necessary for identification and consummation of the METC transaction. For financial reporting purposes, the $100,000 of services provided by TE Michigan was recorded as administrative expenses. These funds, along with the proceeds from the issuance of $53.0 million of debt by MTH and $200.0 million of debt by METC, were used to purchase the ownership interests of METC.

AMENDED AND RESTATED PARTNERSHIP AGREEMENT

     Effective December 10, 2003, SFG sold its limited partnership interest of 85% to various third parties for $130.0 million. This transaction resulted in the termination of the Predecessor Partnership and the establishment of a new partnership ("New Partnership"). The Third Amended and Restated Agreement of Limited Partnership of Michigan Transco Holdings, Limited Partnership ("New Partnership Agreement") dated as of December 10, 2003 was entered into at the time of creation of the New Partnership.

     Under the New Partnership Agreement, TE Michigan remains the general partner and holds a 15% interest in MTH, while the limited partners hold the remaining 85% interest. The new limited partners are Evercore METC Investment Inc., with a 38.32% ownership, Evercore METC Coinvestment Inc., with a 0.3164% ownership, Macquarie Transmission Michigan Inc., with an 18.0303% ownership, NA Capital Holdings Inc., with an 18.0303% ownership, and Mich 1400 Corp, with a 10.303% ownership.

     The new limited partners contributed an aggregate of $10.0 million and TE Michigan, as the general partner, contributed $0.1 million to MTH in conjunction with forming the New Partnership. The $10.0 million contribution along with an additional $33.1 million in cash provided by the MTH refinancing discussed in
Note 5 were contributed to METC and used along with the proceeds of the METC refinancing discussed in Note 5 to repay METC's outstanding variable rate long-term debt.

     As a result of the formation of the New Partnership, a new basis of accounting was established. The following table summarizes the initial opening consolidated balance sheet as of December 10, 2003 (in thousands):

                                    DECEMBER 10,
                                        2003
                                    ------------
Current assets ..................    $  18,552
Property, plant and equipment ...      294,143
Regulatory assets ...............       52,798
Goodwill ........................       82,044
Other assets ....................        6,456
                                     ---------
   Total assets .................      453,993
Current liabilities .............      (10,331)
Long-term debt ..................     (265,000)
Other non-current liabilities ...      (38,562)
                                     ---------
   Total liabilities ............     (313,893)
                                     ---------
   Partners' capital ............    $ 140,100
                                     =========

PARTNERSHIP ALLOCATIONS

     In accordance with the New Partnership Agreement, the New Partnership's profits and losses will be determined for each year and allocated to the partners in the following order of priority:

     Profits:
     --------
     First, profits shall be allocated among the partners to the extent of and in proportion to the respective excesses, if any, of (A) cumulative losses previously allocated to a partner over (B) cumulative profits previously allocated.

     Second, remaining profits shall be allocated among the limited partners, pro rata based on their respective interests, in an amount equal to their Preference Distribution (defined below).

     Third, remaining profits shall be allocated among the limited partners, pro rata based on their respective interests, in an amount equal to their LP Participating Distributions (defined below).

     Fourth, remaining profits shall be allocated to the general partner in an amount equal to the GP Participating Distribution (defined below).

     Fifth, remaining profits shall be allocated 85% to the limited partners pro rata based on their respective interests and 15% to the general partner.

     Losses:
     -------
     First, losses shall be allocated pro rata to the general partner and limited partners in accordance with their respective allocation percentages, except that the loss allocation will be restricted for each limited partner such that its capital account will not be reduced below its Preference Distribution amount.

     Second, losses shall be allocated to the partners in accordance with loss percentages of 99% to the general partner and 1% to the limited partners until the general partner's capital account is reduced to zero.

     Third, losses shall be allocated to the limited partners until each capital account is reduced to zero.

     Fourth, losses shall be allocated to the partners in accordance with their respective allocation percentages.

     The "Preference Distribution" is the amount sufficient to yield each limited partner a pre-tax return of 6%, compounded semi annually, on such limited partner's capital at risk, through the date of determination, taking into account all prior distributions paid to such limited partner.

     The "LP Participating Distributions" and "GP Participating Distribution" are amounts calculated on the relevant partner's ownership percentage of the net adjusted available cash flow for each year. However, if the available cash flow is less than the net adjusted available cash flow, the deficit shall be carried forward for a limited partner at an accrued interest rate of 18%.

2.   RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

     Long-term Interest Bearing Obligations

     In connection with the preparation of MTH's December 31, 2005 financial statements, management determined that the financial statements must be restated for certain cash flow statement classification errors relating to the company's long-term interest bearing obligations (see note 6 for a description of these liabilities). First, repayments of long-term interest bearing obligations should have been classified as financing activities rather than as operating activities as previously reported. This adjustment resulted in a restatement of the statement of cash flows for the year ended December 31, 2004 and for the period from January 1, 2003 to December 9, 2003 to reclassify cash outflows of $4.5 million and $2.2 million, respectively, from operating activities to financing activities. This change does not impact net income or the total amounts recorded in the long-term and current liabilities captions.

     A second restatement was made to reduce previously reported investing cash flows for capital expenditures for the effect of a non-cash transaction. During the period January 1, 2003 through December 9, 2003, a non-cash entry of $7.3 million was made to reclassify amounts which had previously been accounted for as contributions in aid of construction (an offset to PP&E) to other long-term interest bearing obligations. This balance sheet reclassification entry was correctly recorded as a result of an order from the FERC which modified the point within the transmission system that network upgrades begin. However, the resulting non-cash increase on PP&E was previously incorrectly reported for cash flow purposes as an investing cash flow expenditure for PP&E. The cash flow statement for this period has been restated to reflect a reduction in investing cash outflows of $7.3 million and a corresponding operating cash outflow. In addition, other similar but less material revisions were made to previously reported investing cash flows for expenditures for PP&E for other non-cash PP&E additions.

     Partners' Contribution

     The cash flow statement for the period December 10, 2003 to December 31, 2003 has been restated to correctly reflect the nature of capital transactions between MTH's partners. In the previously issued financial statements the sale of partnership interests from previous partners and the subsequent sale of partnership interests to new partners were included in the statement of cash flows. During the preparation of the current year's financial statements the company concluded that since these cash flows were transferred directly between the relevant partners rather than through the company, they should not have been included in the company's cash flow statement. As a result, the statement of cash flows for this period has been restated to eliminate $130 million of investing cash outflows and $130 million of financing cash inflows. This adjustment does not impact any of the partners' capital balances previously recorded in the statement of partners' capital.

     The following table summarizes the effects of the restatement on MTH's financial statements for all prior years restated:

                                                                        PERIOD                  PERIOD
                                              YEAR ENDED         DECEMBER 10, 2003 TO     JANUARY 1, 2003 TO
                                          DECEMBER 31, 2004       DECEMBER 31, 2003        DECEMBER 9, 2003
                                        ---------------------   ---------------------   ---------------------
                                                   PREVIOUSLY              PREVIOUSLY              PREVIOUSLY
                                        RESTATED    REPORTED    RESTATED    REPORTED    RESTATED    REPORTED
                                        --------   ----------   --------   ----------   --------   ----------
Cash flows from operating
   activities .......................   $ 30,556    $ 27,034    $ 3,054    $   2,964    $ 14,625    $ 19,842

Cash flows from investing
   activities .......................   $(27,348)   $(28,317)   $(1,588)   $(131,598)   $(15,654)   $(23,034)
Cash flows from financing
   activities .......................   $ (1,291)   $  3,200    $   (75)   $ 130,025    $ (1,060)   $  1,103
Net increase (decrease) in cash
   and temporary cash investments ...   $  1,917    $  1,917    $ 1,391    $   1,391    $ (2,089)   $ (2,089)

3.   SIGNIFICANT ACCOUNTING POLICIES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Following is a discussion of MTH's significant accounting policies.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of MTH and all subsidiaries and partnerships in which MTH has a controlling interest and variable interest entities in which MTH is deemed the primary beneficiary. The consolidated financial statements include the accounts of MTH and its wholly-owned subsidiary METC. All significant intercompany transactions and balances have been eliminated in the consolidated financial statements.

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified on the balance sheet and statement of cash flows to conform with current year presentation format. These reclassifications do not affect net income or partners' capital for the periods presented.

REGULATORY ACCOUNTING

     METC is subject to the regulatory jurisdiction of the FERC, which issues orders pertaining to rates, recovery of certain costs including the costs of transmission assets and regulatory assets, conditions of service, accounting, financing authorization and operating-related matters. The electric transmission operations of METC meet the criteria of Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation." This accounting standard recognizes the cost-based rate setting process, which results in differences in the application of generally accepted accounting principles between regulated and non-regulated businesses. SFAS No. 71 requires the recording of regulatory assets and liabilities for certain transactions that would have been treated as revenue and expense in non-regulated businesses. Regulatory assets represent costs that will be included as a component of tariff rates for future recovery from customers. Regulatory liabilities represent revenue collected for costs that METC expects to incur in the future.

     METC has rate adjustment mechanisms in place pursuant to FERC orders (Docket Nos. ER02-320 and ER03-1341) that currently provide for the deferral of certain costs until their recovery in subsequent periods. These costs are to be systematically recovered over a specified period of time as prescribed by the FERC orders.

CASH AND CASH EQUIVALENTS

     Unrestricted investments with an original maturity of three months or less are considered to be cash equivalents. Those instruments are primarily commercial paper, bank CDs, time deposits and short-term notes.

RESTRICTED CASH

     Restricted cash reflects amounts held on deposit with one of METC's insurance providers pursuant to a transmission poles, towers and lines risk finance program. This program expires by its terms on May 1, 2006. METC management is reviewing its coverage options for these transmission assets and intends to implement an updated risk coverage strategy by May 1, 2006.

INVENTORY

     All inventories are recorded at average cost. METC's inventories are held and maintained at a number of store rooms owned and operated by Consumers. METC maintains title to the inventory and has contracted inventory management services with Consumers through April 30, 2007.

DERIVATIVE INSTRUMENTS

     METC and MTH account for derivative instruments according to the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." As of December 31, 2004 and 2005, neither MTH nor METC held any derivative instruments or were engaged in any hedging activities. For the period January 1, 2003 to December 9, 2003, other comprehensive income related to changes in the fair value of financial instruments accounted for as cash flow hedges.

PROPERTY, PLANT AND EQUIPMENT ("PP&E")

     PP&E includes transmission plant in service, construction work in progress ("CWIP"), intangible plant, other plant, and asset retirement obligations and is stated at cost, which represents fair value as of the New Partnership formation date of December 10, 2003. Transmission plant in service includes direct labor and materials, contracted work, overhead costs and applicable carrying costs. The annual depreciation of transmission plant in service is charged to accumulated depreciation. Significant additions or improvements extending asset lives are capitalized, while repairs and maintenance are charged to expense as incurred. When assets are retired, the original cost of the assets is removed from plant in service and an equal amount is removed from accumulated depreciation. No gains or losses are recognized on retirement of assets.

     Transmission plant in service is depreciated using a straight-line method, which spreads the original cost equally over the plant's useful life. Transmission plant is estimated to have useful lives that range from 50 to 75 years. Furniture, fixtures and equipment is estimated to have useful lives that range from five to seven years. The accumulated depreciation balances were reset to zero as of December 10, 2003 as a result of the new basis of partnership accounting.

OTHER PLANT

     Other plant assets include intangible assets as well as plant investments whose voltage characteristics are lower than high voltage transmission assets. Intangible assets represent contract rights held by METC associated with directly interconnecting the METC system to other transmission systems. Other plant assets are amortized on a straight-line basis over 40 years.

CONSTRUCTION WORK IN PROGRESS

     Construction expenditures for transmission projects during the construction phase have been recorded as CWIP. Amounts reported in CWIP are stated at cost, which includes the cost of construction, other direct costs and allowance for funds used during construction ("AFUDC"). No provision for depreciation is made on CWIP until such time as the relevant assets are completed and placed into service.

ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION

     AFUDC, a non-cash item, represents the cost of borrowed funds and equity used to finance construction activity for projects related to regulated assets. AFUDC is computed by applying a composite rate equal to the weighted cost of debt and equity to qualified CWIP. The amount of AFUDC capitalized as a construction cost is credited to other income (for equity capital) and interest expense (for debt capital). Capitalization of AFUDC ceases at project completion. Pursuant to SFAS No. 71, capitalized AFUDC amounts are included in PP&E, and ultimately the rate base used in establishing transmission service rates, in accordance with the FERC-approved tariff.

     Effective January 1, 2004 METC changed its qualification criteria for the recording of AFUDC to include those projects where the construction is expected to exceed six months and $0.5 million. During 2003, METC calculated AFUDC for all projects where construction exceeded twelve months and $1.0 million.

CAPITALIZED SOFTWARE AND HARDWARE COSTS

     The costs associated with computer hardware and software which is either developed internally or obtained for use in the business are capitalized. In accordance with the Statement of Accounting Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", the direct costs for materials and services utilized in the development of internal use software have been capitalized and are being amortized straight line over five years. Subsequent amounts for upgrades and maintenance since inception of the internal use software have been recorded to expense.

LONG-LIVED ASSETS

     PP&E is reviewed for impairments when events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. If the carrying amount of the asset exceeds the expected future cash flows (undiscounted and without interest charges) generated by the asset, an impairment loss is recognized, resulting in the asset being written down to its estimated fair value. Management believes there are no impairments of long-lived assets in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," as of December 31, 2005.

GOODWILL

     Assets acquired and liabilities assumed in connection with business combinations are accounted for under the purchase method and are recorded at their respective fair values. The excess of the purchase price over the fair value of net assets acquired is equal to the goodwill held by MTH. Under SFAS No. 142, "Goodwill and Other Intangible Assets," goodwill is not subject to amortization, but is subject to an annual assessment for impairment using a two-step fair value-based test. The first step is performed annually, or more frequently if events or circumstances exist which indicate that goodwill may be impaired. The first step compares the fair value of a reporting unit to its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, the second step is then performed. The second step compares the carrying amount of the reporting unit's goodwill to the fair value of the goodwill. If the fair value of the goodwill is less than the carrying amount, an impairment loss would be recorded as a reduction to goodwill with a corresponding charge to operating expense.

     Management performed impairment reviews for the years ended December 31, 2004 and December 31, 2005 and found that no impairment existed.

ASSET RETIREMENT OBLIGATIONS

     Financial Accounting Standards Board Interpretation 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47") is an interpretation of SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting obligations associated with the retirement of tangible long-lived assets and related asset retirement costs. It requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is recorded, the entity capitalizes the costs of the liability by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.

     FIN 47 clarifies that the term "conditional asset retirement obligation," as used in SFAS No. 143, refers to legal obligations to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. An entity is required to recognize a liability for the fair value of conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. FIN 47 is effective for METC on December 31, 2005. As of December 31, 2005 the asset retirement obligations and assets in the amounts of $1.1 million are classified as non-current liabilities and property, plant and equipment. The cumulative effect of adopting FIN 47 resulted in a $0.2 million charge in 2005 that is reported in the Other Income line of the consolidated statements of income and comprehensive income. The required disclosures are not shown due to the immaterial impact of FIN 47 on the financial statements.

ENVIRONMENTAL COSTS

     METC records environmental costs when it is probable a liability for the costs may exist and a reasonable estimate of the liability can be made. Such costs may be deferred as a regulatory asset based on an expectation that recovery of these costs will occur in future rates. Otherwise, the costs are expensed. If an environmental expense is related to PP&E placed in service, these costs are capitalized and depreciated over the life of the PP&E, assuming the costs are recoverable in future rates.

REVENUE RECOGNITION

     Revenues from transmission services are recognized as services are provided. METC accrues revenue for transmission services provided but unbilled at month-end. METC's revenues consist primarily of network revenues, which are calculated monthly by multiplying the network peak load achieved during each month by the rate contained in METC's tariff calculated pursuant to the FERC orders, and non-network revenues, which include point-to-point transmission service revenues and ancillary service revenues.

ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS

     Based on historical experience, METC does not anticipate any uncollectible accounts receivable and therefore has not applied an allowance for uncollectible accounts. Should an amount included in accounts receivable become uncollectible, METC has elected to use the direct write-off method.

DEFERRED FINANCE COSTS

     Bank, legal and other direct costs incurred in connection with obtaining financing are deferred and amortized as interest expense on a basis which approximates the effective interest rate method over the term of the related debt.

INCOME TAXES

     MTH is organized as a limited partnership and consequently is not subject to federal or state income taxes. Each partner is taxed on its partnership earnings.

4.   FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES

     As of December 31, 2005 and 2004, the carrying amount of cash and cash equivalents approximates fair market value due to the short maturity of those investments. The estimated fair values of the long-term debt outstanding are based on quoted market prices at December 31, 2005 and 2004, respectively. The estimated fair market values of the financial instruments as of December 31 are as follows (in thousands):

                                                   2005       2005       2004       2004
                                                 CARRYING     FAIR     CARRYING     FAIR
                                                  AMOUNT      VALUE     AMOUNT      VALUE
                                                 --------   --------   --------   --------
Non-current Liabilities:
$90.0 million Senior Secured Notes (MTH) .....   $ 90,000   $ 94,351   $ 90,000   $ 95,455
$175.0 million Senior Secured Notes (METC) ...    175,000    183,367    175,000    185,530

5.   LONG-TERM DEBT

     With the creation of the New Partnership on December 10, 2003, the New Partnership refinanced the original variable rate debt used to finance the acquisition of METC from Consumers through the issuance by:

     - MTH of $90.0 million of its 6.05% Senior Secured Notes due 2015 ("MTH Notes"); and

     - METC of $175.0 million of its 5.75% Senior Secured Notes due 2015 ("METC Notes").

     The MTH Notes rank senior in right of payment to all of MTH's existing and future unsecured senior indebtedness. The MTH Notes are structurally subordinated to all existing and future indebtedness and other obligations of MTH's subsidiary, including trade payables and the METC Notes. The MTH Notes may be redeemed at the election of MTH, in whole or in part, at any time or from time to time at a redemption price equal to the principal amount of such MTH Notes plus a make-whole amount plus accrued and unpaid interest thereon to the redemption date; provided, however, that if the MTH Notes are redeemed in part, the MTH Notes shall not be redeemed in an amount less than $5.0 million of the aggregate principal amount of the MTH Notes then outstanding. Interest payments on the MTH Notes are due on June 30 and December 30 of each year beginning June 30, 2004. The total principal amount of the MTH Notes shall be repaid on the December 10, 2015 maturity date.

     The METC Notes are secured by a first mortgage lien on substantially all of the property owned by METC. Interest payments are due on June 30 and December 30 of each year beginning on June 30, 2004. The total principal amount of the METC Notes shall be repaid on the December 10, 2015 maturity date.

     MTH utilized part of the MTH Notes proceeds to extinguish outstanding variable rate long-term debt of $52.3 million and to pay swap breakage costs of $2.7 million associated with an interest rate swap transaction tied to the variable rate debt. METC utilized the capital contribution from the formation of the New Partnership and METC Notes proceeds to extinguish outstanding variable rate long-term debt of $197.5 million and $8.0 million of borrowing under a revolving credit agreement as well as to pay breakage costs of $9.1 million associated with an interest rate swap transaction tied to the variable rate debt.

     The costs related to the issuance of long-term debt are deferred and amortized over the life of the debt. Deferred financing costs, net of amortization as of December 31, 2005 and 2004, are approximately $1.2 million and $1.3 million at MTH and $3.4 million and $3.7 million at METC.

     The MTH Notes and METC Notes contain numerous financial and operating covenants including limitations on issuing additional debt and maintaining certain debt to capitalization ratios. Management believes that MTH and METC were in compliance with all financial and operating covenants under the MTH Notes and METC Notes as of December 31, 2005 and 2004.

     Interest on the MTH Notes and the METC Notes that was paid for the years ended December 31, 2005 and 2004 and the period December 10, 2003 to December 31, 2003 was approximately $15.5 million, $15.5 million, and $0.0 million, respectively. Interest paid on variable-rate debt for the period January 1, 2003 to December 9, 2003 was approximately $16.3 million.

REVOLVING CREDIT AGREEMENT

     On December 10, 2003 METC entered into a five-year revolving credit agreement which expires on December 9, 2008. The revolving credit agreement ranks pari passu with the METC Notes. METC has the ability to borrow up to $35.0 million based on a variable rate and a fixed period of time both determined at the time of borrowing. The facility provides for $5.0 million in swingline commitments and $5.0 million in line of credit commitments, which are considered part of the $35.0 million borrowing base. The revolving credit agreement contains financial and operating covenants that limit the discretion of management with respect to certain business matters. Borrowings under the revolving credit agreement bear interest at LIBOR plus a 1.25% margin for LIBOR loans and ABR plus a 0.25% margin for ABR loans.

     As of December 31, 2005 and 2004, respectively, there were $13.8 million and $3.2 million borrowed under the revolving credit facility. Repayment terms under the revolving credit facility vary with the type of revolving borrowing. At December 31, 2005 $4.5 million of the outstanding credit facility was borrowed under a six month LIBOR which has a maturity date in June 2006. The remaining $9.3 million drawn on the revolving credit facility at December 31, 2005 may be repaid on any business day. Management believes that METC was in compliance with all financial and operating covenants.

     Interest on the revolving credit agreement that was paid for the years ended December 31, 2005 and 2004 and the period December 10, 2003 to December 31, 2003 was approximately $0.5 million, $0.2 million, and $0.0 million, respectively. Interest paid on a previous revolving credit facility for the period January 1, 2003 to December 9, 2003 was approximately $0.5 million.

6.   REGULATORY MATTERS

METC RATEMAKING HISTORY

     In connection with the acquisition by MTH of METC from Consumers in May 2002, METC and its owners sought the FERC's authorization to charge a fixed rate of $0.98 per kW/month for network and point-to-point transmission services and $0.056 per kW/month for scheduling charges applicable to the METC pricing zone for the period from May 1, 2002 through December 31, 2005. METC and its then owners agreed to freeze METC's transmission rates for network and point-to-point transmission services at $0.98 per kW/month as an accommodation to Consumers, which was subject to a retail rate freeze from the MPSC through December 31, 2005. Had METC filed and received the FERC's authorization for higher rates based on its own cost of service at the time of its formation, METC's transmission rates during the rate freeze period would have been higher.

     In addition to the authorized rate freeze, METC sought FERC authority to defer recovery of the following amounts until after the expiration of the rate freeze period:

(1) depreciation and a return on investment in new transmission facilities incurred during the period from January 1, 2001 through December 31, 2005, to be amortized over a five-year period;

(2) the amount of accumulated deferred income taxes ("ADIT") included on METC's balance sheet on May 1, 2002, to be amortized over a 20-year period; and

(3) the carrying costs on those deferred amounts stated in (1) and (2) accrued annually from January 1, 2001 through December 31, 2005.

     By order dated February 13, 2002, and subsequent order on rehearing dated March 29, 2002, the FERC authorized the proposed fixed transmission rates effective on the closing of the sale of METC by Consumers on May 1, 2002, and authorized the proposed rate freeze and deferrals through December 31, 2004, subject to METC becoming a transmission owner within MISO. By order dated May 28, 2004, the FERC authorized METC to extend the authorized rate freeze and deferrals through December 31, 2005, as requested in the initial application.

     On September 12, 2003, METC filed for authorization to derive its overall rate of return on the deferrals authorized by the FERC in its February 2002 and March 2002 orders using a 13.88% rate of return on the equity portion of METC with a deemed capital structure of 50% debt and 50% equity through December 31, 2004 (with METC's actual capital structure to be used for the year ended December 31, 2005), and METC's actual cost of debt. By order dated November 17, 2003, the FERC authorized the requested return on equity and capital structure for use in calculating METC's authorized deferrals.

ATTACHMENT O

     Attachment O is a cost of service rate formula that is used to set transmission rates for transmission owners within MISO. Under Attachment O, a transmission owner's rate is updated annually based on financial and operating data from the most recent calendar year. The formula utilizes actual cost and operating data from the transmission owner's FERC Form 1 along with information related to the allowed return on equity and income tax allowances to calculate a new transmission rate each year. The FERC Form 1 is a report containing audited financial and operating information that public utilities subject to FERC jurisdiction must file before the end of April each year. Under Attachment O, transmission rates and revenue requirements incorporate a return on the transmission owner's rate base, consisting primarily of net transmission plant in service, ADIT, certain regulatory assets and a working capital allowance, which includes a materials and supplies allocation. The revenue requirement also includes the recovery of operating expenses, including depreciation and amortization and taxes. After MISO confirms the rate derived from the information supplied by the transmission owner, no further actions or approvals are required for the new calculated rate to take effect each June 1. By completing the Attachment O template on an annual basis, a utility is able to adjust its transmission rates based on year-to-year changes in network load on its transmission system, rate base, operating expenses, capital structure and capital costs.

RECENT RATE CASE

     On December 30, 2005, the FERC issued an order authorizing METC to increase its rates and change the ratemaking methodology applicable to it, with these new rates becoming effective as of January 1, 2006. In particular, the FERC authorized METC to set its rates for network and point-to-point transmission services using the Attachment O formula, subject to three adjustments. The first adjustment is the inclusion in METC's rate base of the authorized deferred amounts accrued during the rate freeze period, including an estimated amount for these deferrals for 2005.

     If the actual deferred amounts for 2005 are different from the estimated amounts used to calculate the rates that became effective on January 1, 2006, the difference, plus interest, will be taken into account as a one-time adjustment to METC's rates for the period starting June 1, 2006 in accordance with the Attachment O formula. The second authorized adjustment to the Attachment O formula is an adjustment to METC's equity account balance to remove goodwill resulting from the December 2003 sale of partnership interests of MTH. The third adjustment is to include an allowance for income taxes payable by METC's ultimate parents.

     The FERC's December 2005 rate order also authorizes METC to include a return of 13.38% on the equity portion of its capital structure in calculating rates. METC may be eligible for an additional 50 basis point return on the equity portion of its capital structure based on participation in MISO subject to a separate proceeding which could be initiated by the transmission owning members of MISO. In addition, consistent with a recent policy statement and other orders applicable to partnerships and other pass-through entities, the FERC authorized METC to include in rates an allowance for income taxes payable by METC's owners as a result of utility income from METC, computed in accordance with the methodology provided in Attachment O. Finally, METC was authorized to charge the same MISO system-wide rate for transmission scheduling services as determined by MISO formula.

     The FERC's December 2005 rate order set certain issues for hearing, including:

     - the need for a mechanism to avoid over-collection of amounts deferred during the rate freeze period;

     -    the adequacy of information used to calculate those deferrals;

     -    the reasonableness of fees for services provided by TE;

     - the proper calculation of the adjustment to METC's equity account balance resulting from the December 2003 partnership sale transaction; and

     - the need for additional information regarding expenses associated with METC's operation and maintenance of facilities that are jointly owned with others.

     If the FERC finds as a result of that hearing or as part of a settlement among the parties approved by the FERC (or as a result of a subsequent rehearing or appeal) that the components or calculations used in setting METC's current rates should be modified, METC would be required to refund to its customers, with interest, the difference between the revenue collected under the current rates and the rates calculated using the components and calculations pursuant to that FERC order. The hearing is scheduled for the third quarter of 2006 and a decision by the FERC is expected in the second quarter of 2007.

     Starting on January 1, 2006, METC's network and point-to-point transmission rates are calculated by applying the Attachment O formula to the rate base components reported by METC in its 2004 FERC Form 1, using a 13.38% rate of return on the equity portion of its capital structure for the calculation of current rates, subject to the authorized adjustments for deferred amounts, the adjustment to METC's equity balance and an allowance for income taxes. The network and point-to-point transmission rate resulting from that calculation is $1.5671 per kW/month. The applicable charge for transmission scheduling, system control and dispatch services under MISO, in effect on January 1, 2006, is $0.0533 per kW/month. METC's transmission rates will be reset on June 1, 2006 to reflect data from METC's 2005 FERC Form 1 in accordance with the Attachment O rate formula.

     However, in addition to the FERC's rulings on the issues set for further hearing in the December 2005 rate order, the December 2005 rate order itself and any subsequent orders regarding METC's rates are subject to further rehearing requests at the FERC or appeals in applicable courts. In particular, Consumers and the MPSC have filed requests for rehearing of the FERC's December 2005 rate order with respect to the following issues:

(1) the justness and reasonableness of METC's authorized rate of return of 13.38% on the equity portion of its capital structure, including whether METC provided sufficient evidence to support that rate;

(2) the authorization permitting METC to begin, as of January 1, 2006, to recover through the Attachment O rate formula amounts previously deferred during the rate freeze period, instead of delaying recovery of those deferred amounts until June 1, 2007 when Attachment O rates are to be reset using data inputs from the previous year; and

(3) the accounting information that METC should be required to maintain with respect to the authorized adjustment to its equity account balance to remove goodwill resulting from the December 2003 sale of partnership interests.

     METC also sought clarification or rehearing of the December 2005 rate order regarding the effective date of implementation of any future FERC order authorizing an additional 50 basis points in METC's rate of return on the equity portion of its capital structure based on its membership in MISO, which METC argues should be effective as of January 1, 2006.

     The FERC may reject or accept, in whole or in part, arguments raised in any rehearing request and may issue further orders extending the time before it rules on any rehearing request. After the FERC issues an order on rehearing, any party to the FERC proceeding, including METC, may within 60 days of the order petition an applicable appeals court to reverse or modify the rehearing order. If the FERC or an appeals court issues an adverse ruling on rehearing or appeal, the FERC could modify the terms of its December 2005 rate order or subsequent orders, including changing the rates authorized in those orders, and could order refunds of revenues collected based on the revised rates resulting from those orders.

DEFERRALS

     Since May 1, 2002, METC has been deferring, as a regulatory asset, the following depreciation and interest expense associated with the new transmission assets placed in service since May 1, 2002. The FERC-approved rate recovery of these amounts begins January 1, 2006 over a five-year amortization period (in thousands).

                             2005      2004
                           -------   -------
Interest expense .......   $14,794   $10,971
Depreciation expense ...    10,615     7,169
                           -------   -------
Total ..................   $25,409   $18,140
                           =======   =======

     METC has also recorded a regulatory asset of $42.8 million related to the amount of ADIT included on METC's balance sheet at the time MTH acquired METC from Consumers. The FERC-approved rate recovery of these amounts begins January 1, 2006 over a 20-year amortization period.

     METC has not recorded a regulatory asset for the amounts of depreciation and interest expense recovery for PP&E placed in service during the period from January 1, 2001 to April 30, 2002 (which was the period prior to METC's acquisition from Consumers).

     The equity return on investment and the carrying costs for the entire period from January 1, 2001 to December 31, 2005 have also not been recorded as regulatory assets. Since these amounts do not meet the requirement of an incurred cost eligible for deferral under SFAS No. 71 these costs are being maintained and recorded as regulatory assets for FERC reporting purposes only. Based on FERC orders approving the recovery of these amounts over a 5-year amortization period beginning January 1, 2006, management believes the following deferral amounts associated with these two periods are recoverable (in thousands).

                             2005      2004
                           -------   -------
Interest expense .......   $   695   $   695
Depreciation expense ...     1,108     1,108
Equity return ..........    56,749    37,184
Carrying costs .........    17,061     8,569
                           -------   -------
Total ..................   $75,613   $47,556
                           =======   =======

     Electric industry restructuring could affect METC's ability to continue establishing certain regulatory asset and liability amounts now allowed under SFAS No. 71. METC is unable to predict whether any adjustments to regulatory assets and liabilities will occur in the future. METC does not believe that its approved deferral and rate recovery mechanism will be modified or disallowed in any subsequent year. However, the determination of the actual deferral amounts are subject to future FERC orders and the amounts to be collected will not be established until the FERC issues a final order on the 2005 rate case filing. Although METC does not anticipate any modifications, there is no assurance that the future FERC commissioners will subscribe to orders of past FERC commissioners.

OTHER LONG-TERM INTEREST BEARING OBLIGATIONS

     When Independent Power Producers ("IPPs") connect to transmission systems, contributions are paid to transmission companies to offset capital costs incurred to connect the IPPs to the transmission system (direct connects) and provide required system upgrades needed as a result of the interconnection (network upgrades). In order to promote competition in the electric generation market, the FERC has issued orders that require the portion of the contributions attributable to the network upgrades to be repaid to the IPPs over time as transmission service is taken. Consequently, the $30.3 million other long-term interest bearing obligations on METC's balance sheet at December 31, 2005 will be returned as refunds related to IPPs. In addition, FERC orders have required that interest be paid on the amounts to be refunded under the IPP interconnection agreements. As a result, METC has recorded an interest liability as of December 31, 2005 and 2004 of approximately $1.8 million and $1.5 million, respectively, in other long-term interest bearing obligations. If interest is required to be refunded back to the IPPs for the period prior to METC's ownership (i.e. May 1, 2002), METC expects any such amount to be the obligation of Consumers. METC made payments of $5.4 million, $4.5 million, $0.0 million and $2.2 million, respectively, to the IPPs during the years ended December 31, 2005 and 2004 and the periods December 10, 2003 to December 31, 2003 and January 1, 2003 to December 9, 2003. The contributions paid by the IPPs for investments made by METC associated with direct connects are not repaid to the IPPs. These amounts are recorded by METC as a contribution in aid of construction and offset the corresponding direct connect investments recorded in plant in service.

LONG-TERM PRICING

     In November 2004, in FERC Docket No. EL02-111 et al., the FERC approved a pricing structure to facilitate seamless trading of electricity between MISO and PJM Interconnection LLC. The order establishes a Seams Elimination Cost Adjustment ("SECA"), as set forth in previous FERC orders, to take effect December 1, 2004, and remain in effect through March 31, 2006 as a transitional pricing mechanism. The SECA revenues are subject to refund and will be litigated in a contested hearing before the FERC with a final order expected in 2006.

     Management cannot anticipate whether any refunds of amounts earned by METC will result from this hearing and have not accrued any amounts relating to this proceeding. Through December 31, 2005, METC has recorded $1.4 million of SECA revenue.

INCLUSION OF AN INCOME TAX ALLOWANCE IN RATES

     In a policy statement dated May 4, 2005, the FERC stated that partnerships and similar pass-through entities, including limited liability companies, should be allowed to include an allowance for income taxes in calculating their rates if the owners of those entities have an actual or potential income tax liability on utility income from the pass-through entities. This issue arose out of a prior decision by the Federal Circuit Court of Appeals of the District of Columbia in which the court decided that, contrary to prior FERC rulings, a limited partnership was not entitled to include an income tax allowance in calculating its rates since it did not itself actually pay income taxes. Consistent with the FERC's May 4, 2005 policy statement and other similar orders, METC included an allowance for income taxes of $15.2 million in the net revenue requirement used to determine its current rates starting January 1, 2006. In its December 2005 rate order, the FERC affirmed METC's inclusion of an allowance for income taxes in its rate calculations, subject to any changes in tax liability attributable to its owners. The inclusion of the allowance for income taxes in calculating METC's current rates consistent with the FERC's December 2005 rate order is subject to challenge in future proceedings and management cannot predict the final outcome if any such proceedings are initiated.

REDIRECTED TRANSMISSION SERVICE

     In January and February 2005, in FERC Dockets EL05-55 and EL05-63, transmission customers filed complaints against MISO claiming that MISO was charging excessive rates for redirected transmission service. In April 2005, the FERC ordered MISO to refund, with interest, excess amounts charged for intra-zonal redirected service to all affected transmission customers. METC earns revenues based on an allocation from MISO for this redirected transmission service and is obligated to refund the excess amounts charged to all affected transmission customers. As a result, during 2005 METC refunded an aggregate of $0.6 million to intra- zonal redirect customers. In addition, based on an estimate received from MISO, in 2005 METC recorded a liability of $0.8 million in anticipation of additional refund requirements applicable to inter-zonal transmission customers located outside of METC's service territory. MISO's final calculations are expected to be completed in May 2006.

ELIMINATION OF TRANSMISSION RATE DISCOUNT

     Several energy marketers filed a complaint against MISO in February 2005 in FERC Docket No. EL05-66, asserting that MISO improperly eliminated a rate discount that had previously been effective for transmission service at the Michigan-Ontario Independent Electric System Operator interface. MISO held amounts in escrow that it collected for the difference between the discounted tariff rate and the full tariff rate until the FERC denied this complaint in an order dated July 5, 2005. At that point MISO distributed the revenues held in escrow. Several complainants have sought rehearing at the FERC of the July 5, 2005 order, the resolution of which management does not expect will have a material impact on the financial statements.

7.   COMMITMENTS AND CONTINGENCIES

PROPERTY TAX MATTERS

     In assessing METC's personal property, some municipalities have applied their own property valuation tables, rather than using the property valuation tables approved by the Michigan State Tax Commission ("STC"), thereby resulting in higher assessed values on METC's personal property. METC filed appeals challenging the municipalities that did not utilize the STC valuation tax tables. The Michigan Court of Appeals issued an opinion affirming the use of the valuation tax tables approved by the STC and none of the parties involved filed an appeal. As a result, many of METC's tax appeals have now been settled by stipulation.

     Cases not settled will eventually be scheduled for hearing before the Michigan Tax Tribunal ("MTT"). In the event that the tentative settlements with the municipalities are finalized or the MTT appeals are otherwise resolved and the estimated personal property tax values change, any adjustments to METC's property tax expense would be recorded at that time. Currently, most taxing jurisdictions that previously applied their own valuation tax tables have commenced using the approved STC valuation tax tables after the Court of Appeals ruling. Until this issue is fully resolved, METC has made property tax payments based on the full amounts billed by the municipalities, while expensing only the amounts billed by the valuation tax tables approved by the STC. METC has established receivables of $0.7 million and $1.2 million as of December 31, 2005 and 2004, respectively.

TRANSMISSION SERVICE CONTRACT ("TSC") WITH CONSUMERS

     As of May 1, 2002, METC and Consumers entered into the TSC whereby Consumers would perform certain transmission services on behalf of METC for a period of five years. Functions which are covered under the TSC include the following:

     - Operating, maintenance and inspection work--Substation operations and maintenance, routine line inspections, records management, design standards maintenance, general land management and system protection services;

     - Demand work--Unanticipated work discovered through normal operation and inspection that is variable in nature or needs to be performed on short notice;

     - Major maintenance--Annual planned programs including (1) vegetation management, including removal, trimming or chemically controlling trees, shrub and other vegetation on transmission rights-of-way and substation properties and noxious weed control as required by law, (2) inspection and selective treatment of wood poles with pesticides/fungicides and (3) insulator cleaning, including removing contaminates from insulators;

     - Capital work--Projects, as assigned by METC, required to ensure that the transmission system can accommodate new generation, increases in system load, increases in system transaction and other interconnections and maintenance of the transmission system as equipment reaches the end of its useful life;

     - Inventory management--Maintaining METC's spare parts inventory in Consumers' facilities around Michigan and the transportation of those parts, via crews or stockroom personnel, to the job sites where they are needed;

     - System control--Real-time operations, emergency planning, system analysis, voltage control, outage scheduling authority and switching authority; and

     - System optimization--Existing real-time telemetry to Consumers' system control center, energy management systems, short term operational outage analysis and system modeling in support of Consumers' system control center.

     By its terms, the TSC is in effect through April 30, 2007. After that time, renewals will be automatic for successive three-year terms unless notice is given by either party at least 365 days prior to the expiration of the original term or any renewal term. METC gave Consumers written notice of termination of the system control and system optimization portions of the TSC on November 2, 2004 and gave written notice of termination for the remainder of the services provided by Consumers on February 6, 2006. METC has begun the process to hire staff and procure services to replace those provided under the TSC.

     METC paid $21.1 million, $19.7 million, $0.9 million and $17.2 million for these transmission services for the years ended December 31, 2005 and 2004 and the periods December 10, 2003 to December 31, 2003 and January 1, 2003 to December 9, 2003, respectively. Services performed by Consumers under the TSC are charged to operation and maintenance expense and capitalized into PP&E.

PURCHASE AND SALE AGREEMENT FOR ANCILLARY SERVICES ("ASA") WITH CONSUMERS

     Under the ASA, Consumers provides reactive power, balancing energy, load following and spinning and supplemental reserves that are needed by METC and MISO. These ancillary services are a necessary part of the provision of transmission service. This agreement is necessary because METC does not own any generating facilities and therefore must procure ancillary services from third party suppliers including Consumers. The ASA establishes the terms and conditions under which METC obtains ancillary services from Consumers. Consumers will offer all ancillary services as required by FERC Order No. 888 at FERC-approved rates. METC is not precluded from procuring these services from third party suppliers and is free to purchase ancillary services from unaffiliated generators located within its control area or in neighboring jurisdictions on a non-preferential, competitive basis. This one-year agreement became effective on May 1, 2002 and is automatically renewed each year for successive one-year periods. The ASA can be terminated by either party with six months prior written notice. METC paid $4.2 million, $2.4 million, $0.0 million and $2.1 million for these ancillary services for the years ended December 31, 2005 and 2004 and the periods December 10, 2003 to December 31, 2003 and January 1, 2003 to December 9, 2003, respectively. Services performed by Consumers under the ASA are charged to operation and maintenance expense.

EASEMENT AGREEMENT ("EA") WITH CONSUMERS

     The EA with Consumers provides METC with an easement for transmission purposes and rights-of-way, leasehold interests, fee interests and licenses associated with the land over which the transmission lines cross. Consumers has reserved for itself the rights to and the value of activities associated with other uses of the infrastructure (such as for fiber optics, telecommunications and gas pipelines). The cost for use of the rights-of-way is $10.0 million per year. The term of the EA runs through 2050 and is subject to multiple 50-year renewals thereafter. Payments to Consumers under the EA are charged to operation and maintenance expense.

CAPITAL IMPROVEMENTS AND OTHER SERVICE CONTRACTS

     At December 31, 2005, METC had firm commitments to spend approximately $27.5 million on capital expenditures in 2006 primarily for an ongoing protection and control upgrade program, and various other projects. These capital expenditures are planned to be financed by cash generated from operations and additional borrowings.

     At December 31, 2005, METC had firm commitments to spend approximately $19.1 million on other service contracts in 2006, including $16.1 million to Consumers under the TSC.

8.  JOINTLY OWNED ASSETS AND COORDINATED SERVICES

     METC shares undivided interests in certain assets with Consumers, various local distribution companies, and several third party-owned generation companies connected at 120 kV and higher. Due to the nature of substation design, many of the supporting substation assets (e.g., station batteries, fence, control houses, ground grid, yard stone, steel structures and some protective relay equipment) cannot be separated by ownership and the parties share in the ownership of such assets. METC capitalizes its proportionate share of these jointly owned assets and depreciates them over their estimated useful lives similar to its other plant assets.

     METC and ITC operate their interconnected transmission systems as a single control area from Michigan Electric Power Coordination Center ("MEPCC"), which is owned by ITC. METC and ITC are each responsible for 50% of all costs, obligations and liabilities incurred by either party in connection with the operation and maintenance of the MEPCC, including the monthly fixed charges on the investment by ITC in the MEPCC. METC paid ITC $2.2 million, $2.4 million, $0.2 million and $1.5 million for costs associated with the MEPCC for the years ended December 31, 2005 and 2004 and the periods December 10, 2003 to December 31, 2003 and January 1, 2003 to December 9, 2003, respectively. Payments to ITC for costs associated with the MEPCC are charged to operation and maintenance expense.

9.  RELATED PARTY TRANSACTIONS

MANAGEMENT SERVICE AGREEMENT ("MSA")

     On May 1, 2002 METC entered into the MSA with TE pursuant to which TE provides certain management services principally in the areas of transmission operations, finance and regulation. In return for the services provided, METC paid TE an annual management fee of $1.2 million for the year ended December 31, 2005, which fee will increase by 3% each January 1. Additionally, METC reimburses TE for all third-party and internal costs incurred in the provision of services. The MSA is valid until May 1, 2012. As of December 31, 2005 and 2004, MTH had approximately $7,500 and $0, respectively, payable to TE for expenses incurred related to MTH, and METC had approximately $20,500 and $12,400 payable to TE relating to management services provided and expense reimbursements. Total management fees and expense reimbursements paid to TE were $1.7 million, $1.6 million, $0.3 million and $0.9 million for the years ended December 31, 2005 and 2004 and the periods December 10, 2003 to December 31, 2003 and January 1, 2003 to December 9, 2003, respectively. Services performed by TE under the MSA are charged to general and administrative expense.

LEGAL SERVICE AGREEMENT

     METC paid the law firm of Wright & Talisman, P.C. approximately $0.7 million, $0.9 million, $0.1 million and $0.4 million for legal services rendered for the years ended December 31, 2005 and 2004 and the periods December 10, 2003 to December 31, 2003 and January 1, 2003 to December 9, 2003, respectively. Until April 18, 2005, Alan Statman, a partner of Wright and Talisman, was an officer of TE.

10.  COMPENSATION AND RETIREMENT BENEFITS

EXECUTIVE INCENTIVE COMPENSATION PLAN

     In 2005, METC instituted a deferred bonus compensation program for key executives. This program provides for cash awards which are contingent upon METC's financial performance and the achievement of certain non-financial measures for each year. Under this program, 70% of the award is recorded as an expense in the performance year and paid in the year immediately following the performance year. During 2005 METC recorded approximately $605,000 for this portion of the plan. The remaining 30% of the award is accrued ratably over the subsequent three years for so long as the executive remains with METC. For the deferred portion of the plan METC recorded $48,000 in 2005 for the amounts to be paid in 2006. The remaining two years of the deferred bonus currently awarded is contingent upon the key executives meeting the vesting requirements for the years 2006 and 2007 and will be expensed in those years respectively as the vesting is achieved.

METC 401(K) PROFIT SHARING PLAN

     METC sponsors a defined contribution plan covering all eligible employees. Under the terms of the plan, METC makes non-discretionary matching contributions in an amount equal to 50% of the employee pretax contributions subject to a maximum level. In addition, METC may make annual discretionary profit sharing contributions in an amount to be determined at the plan year-end by the METC management. Profit sharing contributions will be allocated in a ratio that the employee's eligible compensation bears to the total eligible compensation paid to all eligible participants. For the matching contributions and profit sharing components of the plan, METC paid $0.6 million, $0.4 million, $0.0 million and $0.4 million for the years ended December 31, 2005 and 2004 and the periods December 10, 2003 to December 31, 2003 and January 1, 2003 to December 9, 2003, respectively.

METC POSTRETIREMENT HEALTH CARE PLAN

     Effective January 1, 2005, METC established a defined benefit postretirement health care plan for certain eligible employees. Employees hired before January 1, 2005 whose combined age and years of service totals 85 or more at the time of their termination of employment will be eligible to participate in METC's retiree medical insurance program. Employees hired before January 1, 2005 who had prior years of service with Consumers will receive service credit for those years. For such eligible retirees, METC will pay for a portion of the cost of coverage. The period of METC's subsidy will be limited to a length of time equal to the period of service with METC.

     Employees hired after January 1, 2005 who have attained age 55 and completed 10 years of service with METC at the time of their termination of employment will also be eligible to participate in METC's retiree medical insurance program. The retired employee must pay the entire cost of insurance coverage. The coverage for the retiree and spouse of the retiree will terminate at the earlier of the date the retiree reaches age 65 or fails to pay the retiree's share of the premium cost. Employees will be eligible to receive this coverage beginning in 2012, when the first METC employees will complete 10 years of service. If METC is unable to secure coverage for its retirees under this plan it would be necessary for such retirees to seek alternative health care coverage.

     METC accounts for retiree medical insurance benefits in accordance with SFAS No. 106, "Employers Accounting for Postretirement Benefits Other Than Pension." This standard requires the full accrual of such costs during the years that the employee renders service to METC until the date of full eligibility. The accumulated benefit obligations of the plan were $382,000 at plan initiation and $315,000 at December 31, 2005. The measurement date of this plan was December 31, 2005.

     The following table reconciles the change in the plan's benefit obligation and change in plan assets reflected on the consolidated balance sheet at December 31 (in thousands):

                                                                              2005
                                                                             -----
Change in Benefit Obligation:
Benefit obligation at end of prior year ..................................   $  --
Plan initiation recognized as plan amendment .............................     382
Service cost .............................................................      16
Interest cost ............................................................      21
Amendment subsequent to plan initiation ..................................    (118)
Net actuarial loss (gain) ................................................      15
Expected net benefits paid ...............................................      (1)
                                                                             -----
Benefit obligation at end of year ........................................   $ 315
Change in Plan Assets:
Fair value of plan assets at beginning of year ...........................   $  --
Actual return on plan assets .............................................      --

Employer contributions ...................................................      --
Plan participants' contributions .........................................      --
Benefits paid ............................................................      --
                                                                             -----
Fair value of plan assets at end of year .................................   $  --
                                                                             =====
Net Amount Recognized at December 31, 2005:
Funded status ............................................................   $(315)
Unrecognized prior service cost ..........................................     241
Unrecognized transition (asset) obligation ...............................      --
Unrecognized net actuarial loss (gain) ...................................      15
                                                                             -----
Prepaid (accrued) benefit cost ...........................................   $ (59)
                                                                             =====

Amounts Recognized in the Statement of Financial Position Consists of:
Prepaid benefit cost .....................................................   $ (59)
Accrued benefit liability ................................................      --
Intangible asset .........................................................      --
Accumulated other comprehensive income ...................................      --
                                                                             -----
Net amount recognized ....................................................   $ (59)
                                                                             =====

     Net periodic postretirement health care cost included the following components for the year ended December 31 (in thousands):

                                                                             2005
                                                                             ----
Components of Net Periodic Benefit Cost:
Service cost .............................................................    $16
Interest cost ............................................................     21
Expected return on plan assets ...........................................     --
Amortization of prior service cost .......................................     22
Amortization of transition (asset) obligation ............................     --
Recognized net actuarial loss (gain) .....................................     --
                                                                              ---
Net periodic benefit cost ................................................    $59
                                                                              ===

     The following table provides certain assumptions used in accounting for the plan:

                                                                             2005
                                                                             ----
Weighted-average Assumptions at End of Year:
Discount
1. Net periodic expense ..................................................   5.66%
2. End of year disclosure ................................................   5.66%

     One of the requirements of SFAS No. 106 is to report the effect of one-percentage-point change in assumed health care cost rates. This analysis was not performed since the monthly benefits are capped and not impacted by changes resulting from assumed health care cost trend rates. Consequently, the plan is not impacted by a one-percentage-point change in health care cost rates.

     The following table provides expected future benefit payments for the plan (in thousands):

                                                                              BENEFIT
                                                                             PAYMENTS
                                                                             --------
Year End:
2006 .....................................................................     $ --
2007 .....................................................................        1
2008 .....................................................................        2
2009 .....................................................................        5
2010 .....................................................................        7
                                                                               ----
Years 2011-2015 ..........................................................     $103
                                                                               ====

     METC relied upon actuarial assumptions which utilized historic retirement information from similar industries located in the North- Central United States.

     No contributions other than those necessary to cover benefit payments are anticipated.

11.  SUPPLEMENTAL CASH FLOW INFORMATION

     For the year ended December 31, 2005, asset retirement obligations reported under FIN 47 increased PP&E by $0.9 million. This non-cash increase to PP&E was offset on the balance sheet by an increase in the non-current asset retirement obligation liability. See Note 5 for cash paid for interest.

12.  SUBSEQUENT EVENT

SALES OF ASSETS

     As part of the May 1, 2002 acquisition of METC from Consumers, METC assumed an obligation to sell to the Michigan Public Power Agency ("MPPA") and the Michigan South Central Power Agency ("MSCPA") long-term transmission usage rights over the METC system through the sale of a partial interest in portions of METC's 345 kV transmission system. On February 22, 2006, METC sold an undivided 42.38% interest in one of its 345 kV transmission lines to the MPPA for approximately $6.7 million. On February 22, 2006, METC sold undivided 55.29% and 1.14% interests in two of its 345 kV transmission lines to the MSCPA for approximately $1.9 million. As a result of these sales, network billing demands will be reduced by 95 MW and METC's rate base will be reduced by approximately $3.6 million. The lower demands will affect revenues by approximately $1.8 million in 2006, though this change in demand will be incorporated into rates effective June 1, 2007 through the Attachment O rate formula. The reduction in rate base will result in a reduction to revenue of approximately $0.5 million beginning June 1, 2007 as it is incorporated through the Attachment O rate formula.

                                      * * *